SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. )

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [x]
Bulldog Investors, LLC
Attn: Phillip Goldstein
250 Pehle Avenue, Suite 708
Saddle Brook, NJ 07663
Phone: 201 881-7100
Fax: 201 556-0097

Check the appropriate box:
Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by
Rule 14a-6(e)(2))
Definitive Proxy Statement [x]
Definitive Additional Materials
Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-
12

The Swiss Helvetia Fund
(Name of Registrant as Specified in Its Charter)

Bulldog Investors, LLC
Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required [x].

Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

Fee paid previously with preliminary materials [].

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing [].

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    Bulldog Investors, LLC, 250 Pehle Avenue, Suite 708, Saddle Brook, NJ 07663
      (201) 881-7111 // Fax: (201) 556-0097 // pgoldstein@bulldoginvestors.com

						May 18, 2017

Dear Fellow Shareholder of The Swiss Helvetia Fund (sWZ):

    Bulldog Investors is one of SWZ's largest shareholders. We are soliciting a proxy to vote your shares at the 2017 annual meeting because the Board of Directors has repeatedly acted to make it harder for shareholders to hold them accountable or to conduct a proxy contest. We believe SWZ's persistent double-digit discount to net asset value is, in part, a reflection of extremely poor corporate governance practices.

	The anti-shareholder actions taken by the Board speak for themselves. For example:

..	They proposed changing SWZ's state of incorporation from Delaware to
	Maryland, a state whose laws are hostile to shareholders. Thankfully, shareholders voted that ill-conceived proposal down.

..	They unilaterally adopted a By-law that requires shareholders to obtain
	an almost insurmountable vote - 75% of the outstanding shares - to amend the By-laws.

..	They unilaterally adopted a By-Law establishing qualifications for
	nominees for director that almost no shareholder can be expected to meet - and excluded themselves from having to meet those same qualifications!

..	The Board intended to use the Director Qualifications By-law to
	disqualify one of our nominees while apparently giving a free pass to its own nominees who also do not seem to meet the qualifications. Therefore, one month ago we asked the Board to explain how their nominees met the qualifications. The Board never responded.

..	They failed to promptly implement a shareholder proposal to de-stagger
	the Board at the 2016 annual meeting even though that proposal received 83% of the votes cast. Even now, they are dragging out the process of de-staggering the Board.

..	At the 2016 annual meeting, they did not permit shareholders to vote for
	a director to fill a vacancy and instead, appointed a director with close business ties to Schroders, SWZ's investment advisor, to serve for a three-year term.

..	They are trying to scare shareholders into not voting on our proxy card
	by claiming that it could "nullify your votes" for directors and a proposal to conduct a self-tender offer. We know of no basis whatsoever for that assertion.

..	At the upcoming meeting, they are denying any shareholders that give them
	a proxy card the right to choose how to vote on several proposals. They apparently are afraid you might vote the wrong way.

   In sum, the Board's attitude toward shareholders is like Napoleon's attitude toward the farm animals in George Orwell's classic Animal Farm. As Squealer, the pig, explained:

       Do not imagine, comrades, that leadership is a pleasure. On the contrary, it is a deep and heavy responsibility. No one believes more firmly than Comrade Napoleon that all animals are equal. He would be only too happy to let you make your decisions for yourselves. But sometimes you might make the wrong decisions, comrades, and then where should we be?

   The actions of the Directors indicate that they care more about entrenching themselves in their positions than about serving shareholders. That is why we are seeking to elect three Directors that have no ties to Schroders, who will never take actions that impede shareholder democracy, and who believe that their job is to serve shareholders, not to rule them. We are also soliciting your vote on several proposals that are described in the accompanying proxy statement including proposals that allow shareholders to express their view about anti-democratic By-laws. And, you can be sure that, unlike the current directors, our nominees will promptly act if shareholders cast 83% of their votes in favor of a proposal.

	Lastly, we have been advised that some significant shareholders would like to invest in a Pan-European fund managed by a shareholder-friendly board of directors. We believe that Europe has many compelling investment opportunities. To that end, our nominees, if elected, intend to solicit shareholders about the possibility of spinning off a portion of SWZ's assets into a new value oriented closed-end fund that would focus on Europe.

 IMPORTANT: THE BOARD'S PROXY CARD DOES NOT INCLUDE SOME IMPORTANT PROPOSALS THAT WILL BE PRESENTED AT THE MEETING. THEREFORE, YOU MUST RETURN THE ENCLOSED GREEN PROXY CARD IF YOU WISH TO VOTE ON EVERY PROPOSAL.

        IF YOUR SHARES ARE HELD IN STREET NAME, YOU MAY VOTE ONLINE AT WWW.PROXYVOTE.COM OR BY TELEPHONE AT 1-800-454-8683. IF YOU HAVE ALREADY RETURNED MANAGEMENT'S PROXY CARD (EVEN IF YOU VOTED AGAINST THE BOARD'S NOMINEES), YOU MUST STILL RETURN OUR ENCLOSED GREEN PROXY CARD IN ORDER
TO ELECT OUR NOMINEES AND TO VOTE ON ALL PROPOSALS. IF YOU HAVE ANY QUESTIONS ABOUT HOW TO VOTE YOUR PROXY, PLEASE CALL INVESTORCOM AT 1-877-972-0090.


							Very truly yours,

							/S/Phillip Goldstein

							Phillip Goldstein
							Principal
					       		Bulldog Investors, LLC



 PROXY STATEMENT OF BULLDOG INVESTORS, LLC IN OPPOSITION TO THE SOLICITATION
  BY THE BOARD OF DIRECTORS OF THE SWISS HELVETIA FUND FOR THE 2017 ANNUAL
                           MEETING OF SHAREHOLDERS

Bulldog Investors, LLC ("Bulldog Investors") is sending this proxy statement and the enclosed GREEN proxy card on or about May 19, 2017 to shareholders of The Swiss Helvetia Fund (the "Fund") of record as of May 1, 2017. We are soliciting a proxy to vote your shares at the 2017 Annual Meeting of Shareholders (the "Meeting"), which is scheduled for June 27, 2017. Please refer to the Fund's proxy soliciting material for additional information concerning the Meeting and the matters to be considered by shareholders including the election of Directors.

				INTRODUCTION

The Board of Directors has determined to present three matters to be voted upon at the Meeting: (1) the election of three Directors, (2) a proposal to ratify Tait, Weller & Baker, LLP as the Fund's independent accounting firm for 2017, and (3) a proposal to approve an amendment to the Fund's Certificate of Incorporation to declassify the Fund's Board of Directors.

In addition, shareholders affiliated with us intend to submit four proposals at the Meeting: (4) a proposal requesting the Board of Directors to authorize a self-tender offer for all outstanding shares of the Fund at or close to net asset value (NAV); (5) if shareholders approve the self-tender offer proposal and the Board does not promptly implement it, a proposal to terminate the Fund's investment advisory contracts; and (6A) and (6B) which ask shareholders whether they still support amendments of the Fund's By-Laws establishing minimum director qualifications and requiring a vote by holders of 75% of the outstanding shares to amend the By-Laws.

We are soliciting a proxy to vote your shares FOR the election of the three nominees named below, FOR the proposal to ratify Tait, Weller, FOR the proposal to declassify the Board, FOR the self-tender offer proposal and the conditional proposal to terminate the Fund's investment advisory contracts, and AGAINST continuing the By-law amendments establishing director qualifications and the 75% voting requirement to amend the By-laws.

				REASONS FOR THE SOLICITATION

The purpose of this solicitation is to (1) enhance shareholder democracy, corporate governance, and the Board's accountability to shareholders, and
(2) address the persistent trading discount of the Fund's shares to their NAV.

				PENDING LITIGATION

Mr. Dakos, one of our nominees for Director, does not meet the director qualifications set forth in the Fund's By-laws. Because we believe several of the Board's nominees also fail to meet those qualifications, our affiliate has sued the Fund and its Board of Directors in Delaware Chancery Court to, among other things, invalidate the director qualifications By-law, and to resolve whether the conditional termination proposal, if approved by shareholders, is binding. On May 2, 2017, the Court stated that the Fund has agreed to count all the votes and to resolve our claims after the Meeting, including whether Mr. Dakos will be seated if he receives a plurality of the votes cast.

				HOW PROXIES WILL BE VOTED

If you complete and return a GREEN proxy card to us, and unless you direct otherwise, your shares will be voted FOR the election of the three nominees named below, FOR the proposal to ratify the independent accounting firm selected by the Board, FOR the proposal to declassify the Board, FOR the self-tender offer proposal and the proposal to conditionally terminate the investment advisory agreements, and AGAINST the proposals to continue the By-law amendments. In addition, you will be granting the proxy holders discretionary authority to vote on any other matters that may come before the Meeting.

				VOTING REQUIREMENTS

A quorum for the transaction of business will exist if holders of more than 50% of the shares entitled to vote are represented at the Meeting. As of May 1, 2017, there were 25,313,872 shares outstanding. The election of a director requires the affirmative vote of a plurality of the votes cast, i.e., the nominee receiving the most votes for each seat will be elected. A vote to withhold or a broker non-vote will have no effect on the election of directors. The declassification proposal requires approval by holders of more than 50% of the outstanding shares. The approval of the termination proposal requires a vote by holders of the lesser of 50% of the Fund's outstanding shares or 67% of the shares represented at the Meeting. An abstention or a broker non-vote on either of these proposals will have the same effect as a vote against it. A majority of the votes cast on every other proposal is required to approve it and an abstention or a broker non-vote will have no effect on whether it will be approved.

				REVOCATION OF PROXIES

You may revoke your proxy prior to its exercise by: (i) delivering a written revocation to us; (ii) executing and delivering a later dated proxy to the inspector of election; or (iii) voting in person at the Meeting. Attendance at the Meeting will not by itself revoke a proxy. There is no limit on how many times you may revoke your proxy and only your most recent proxy will be counted.

PROPOSAL 1: ELECTION OF THREE DIRECTORS

Our affiliate intends to nominate the following persons for election as Directors, none of whom personally owns any shares of the Fund except for 1,500 shares currently owned by Mr. Sell. Each nominee has consented to be nominated and, if elected, to serve as a Director. In addition, because of Mr. Dakos' role with Bulldog Investors, which is the general partner of, or the investment advisor for, certain investment funds, and as a limited partner in one or more of such funds which beneficially owned 1,870,422 shares of the Fund as of May 1, 2017, he may be deemed to beneficially own such shares. Mr. Dakos disclaims beneficial interest in all such shares except to the extent of any pecuniary interest in such funds. The primary reasons for selecting our nominees is that we know them to be advocates for shareholder democracy and good corporate governance and that they are not beholden to the Fund's investment advisor for their positions. There are no arrangements or understandings between any of our nominees and Bulldog Investors or its affiliates in connection with the nomination.

   Moritz Sell (for Class I Director) (born 1967) -- Mr. Sell currently serves as a Principal at Edison Holdings GmbH (commercial real estate and venture capital). In addition, Mr. Sell currently serves as Senior Advisor to Markston International LLC, an independent asset manager. Formerly, a Director, Market Strategist, and Head of Proprietary Trading (London Branch) at Landesbank Berlin AG (banking) and its predecessor, now holding company, Landesbank Berlin Holding AG (formerly named Bankgesellschaft Berlin AG) from 1996 to 2013. He is Chairman and Director of Aberdeen Singapore Fund, Director of Aberdeen Greater China Fund and Director of Aberdeen Australia Equity Fund.

   Andrew Dakos (for Class II Director) (born 1966) - Member of Bulldog Investors, LLC, an SEC-registered investment adviser that serves as the investment adviser to, among other clients, the Bulldog Investors group of private investment funds and Special Opportunities Fund, Inc., a registered closed-end investment company; Principal of the general partner of several private investment partnerships in the Bulldog Investors group of private funds; Director of Emergent Capital, Inc.; President and Director of Special Opportunities Fund; Chairman of Crossroads Capital, Inc.
   (f/k/a BDCA Venture, Inc.); Director of Brantley Capital Corporation (until
   2013); Director of the Mexico Equity & Income Fund (until 2015).

   Thomas C. Mazarakis (For Class III Director) (born 1970) - Mr. Mazarakis is currently a Principal of Enceladus Investments LLC (private equity/ venture capital). He was previously employed by Goldman Sachs International, PLC as Managing Director & Head of Fundamental Strategies Group from 2006 to 2016 and Executive Director, European Credit Research from 2001 to 2006.

Unless instructions to the contrary are given, your proxy will be voted in favor of the above nominees for election as Directors.

PROPOSAL 2. To ratify the selection by the Fund's Board of Directors of Tait, Weller & Baker, LLP as the Fund's independent registered public accounting firm for the year ending December 31, 2017.

Unless instructions to the contrary are given, your proxy will be voted in favor of this proposal.

PROPOSAL 3. To approve an amendment to the Fund's Certificate of Incorporation to declassify the Fund's Board of Directors.

The proposed amendment to the Charter would eliminate the classification of the Board over a three-year period. We think most shareholders would have preferred immediate declassification but the Board was unwilling to propose that. Thus, while far from ideal, this proposal is better than continuing to maintain a classified board.

Unless instructions to the contrary are given, your proxy will be voted in favor of this proposal.

PROPOSAL 4. RESOLVED: The shareholders of The Swiss Helvetia Fund, Inc. (the Fund) request that the Board of Directors authorize a self-tender offer for all outstanding common shares of the Fund at or close to net asset value (NAV). If more than 50% of the Fund's outstanding common shares are submitted for tender, the Board is requested to cancel the tender offer and take those steps that the Board is required to take to cause the Fund to be liquidated or converted to an exchange traded fund
(ETF) or an open-end mutual fund. (This proposal is not binding.)

A significant self-tender offer at or close to NAV would afford shareholders a meaningful opportunity to realize a price equal or close to NAV rather than selling at a discount to NAV. And, if a majority of the Fund's outstanding shares are tendered, that would demonstrate that there is insufficient shareholder support for continuing the Fund in its closed-end format. In that case, we think the tender offer should be cancelled and the Fund should be liquidated or converted into (or merged with) an ETF or an open-end mutual fund. This proposal is not binding. Moreover, certain transaction costs may be incurred in conducting a tender offer or the restructuring of the Fund and restructuring may require regulatory and/or shareholder approval.

Unless instructions to the contrary are given, your proxy will be voted in favor of this proposal.

PROPOSAL 5. If (1) the shareholders of The Swiss Helvetia Fund (the "Fund") approve a proposal presented at this meeting requesting that the Board of Directors authorize a self-tender offer for all of the Fund's shares at or close to net asset value, and (2) within ten calendar days following the meeting, an announcement is not made stating that the Board intends to implement such proposal, then the Fund's contracts with its investment adviser (Schroder Investment Management North America Inc.) and its sub-investment adviser (Schroder Investment Management North America Ltd.) shall be terminated as soon as possible.

Proposal 4 is not binding. If shareholders approve Proposal 4, the purpose of this Proposal 5 is to incentivize the Board to act promptly to implement it. We believe this proposal is binding but the board disagrees. Therefore, we have asked the Delaware Chancery Court to resolve this dispute which we expect it to do if this proposal is approved. The Board has elected not to allow shareholders an opportunity to vote on this proposal on its proxy card. Therefore, unless you attend the meeting in person, you can only vote on this proposal on our proxy card.

Unless instructions to the contrary are given, your proxy will be voted in favor of this proposal.

PROPOSALS 6(A) and 6(B). To approve the continuation of amendments of the Fund's By-Laws (A) establishing director qualifications, and (B) requiring a vote by holders of 75 % of the outstanding shares to amend the By-Laws.

At the Fund's 2002 annual meeting, at the Board's request, shareholders voted to continue amendments to the Fund's By-Laws that it had adopted
(A) establishing director qualifications, and (B) requiring holders of 75% of the outstanding shares to amend the By-Laws. We believe these By-Law amendments are impediments shareholder democracy for two reasons. First, a By-law establishing director qualifications can prevent shareholders from being able to elect a director that may not meet those qualifications. Secondly, we believe that a super-majority voting requirement to effect change is excessive. After fifteen years of experience with these By-Law amendments, we think current shareholders deserve an opportunity to decide whether they still support them. The Board has elected not to allow shareholders an opportunity to vote on these proposals on its proxy card. Therefore, unless you attend the meeting in person, you can only vote on these proposals on our proxy card. These proposals, if approved, are not binding. However, in 2002, the Board presented the same proposals to shareholders and promised: "If continuation of a particular amendment is not approved, the Board will repeal that amendment...and the By-laws would thereafter revert to the form prior to such amendment." The Board has not indicated whether it will take the same position as it did in 2002.

Unless instructions to the contrary are given, your proxy will be voted against this proposal.

				THE SOLICITATION

We intend to solicit proxies by mail, and may utilize other means, e.g., telephone or the internet. Our proxy materials are available at: www.bulldoginvestorsproxymaterials.com. Persons affiliated with or employed by us may assist us in the solicitation of proxies. Banks, brokerage houses and other securities intermediaries will be requested to forward this proxy statement and the enclosed GREEN proxy card to the beneficial owners for whom they hold shares of record. We will reimburse these organizations for their reasonable out-of-pocket expenses.

Initially, we and our clients will bear all of the expenses related to this proxy solicitation. Because we believe that all shareholders will benefit from this solicitation, we intend to seek, subject to any applicable regulatory requirements, reimbursement of our expenses from the Fund. Shareholders will not be asked to vote on the reimbursement of these expenses, which we estimate will total $80,000.

				PARTICIPANTS

As of May 1, 2017, Bulldog Investors, 250 Pehle Avenue, Suite 708, Saddle Brook, NJ 07663 is the soliciting stockholder. After selling 333,034 shares in the Fund's recent self-tender offer which expired on April 24, 2017, Bulldog Investors beneficially owned 1,870,422 shares of the Fund which were acquired since January 18, 2012. No "participant" has any arrangement or understanding with any person with respect to any securities of the Fund or with respect to future employment by the Fund or its affiliates or to any future transactions to which the Fund or its affiliates may be a party.
A "participant," as defined by the SEC, includes Bulldog Investors and its principals, each of the aforementioned nominees, and each client advised by Bulldog Investors. The SEC's definition of a "participant" may be misleading because it suggests that a "participant" has a greater role in a solicitation than may be the case.

May 18, 2017



				PROXY CARD

THIS PROXY IS SOLICITED BY BULLDOG INVESTORS, LLC IN OPPOSITION TO THE SOLICITATION BY THE BOARD OF DIRECTORS OF THE SWISS HELVETIA FUND (THE "FUND") FOR THE FUND'S 2017 ANNUAL MEETING OF SHAREHOLDERS (THE "MEETING").

The undersigned hereby appoints Phillip Goldstein and Andrew Dakos and each of them, as the undersigned's proxies, with full power of substitution, to attend the Meeting and any adjourned or postponed Meeting, and to vote on all matters that come before the Meeting the number of shares that the undersigned would be entitled to vote if present in person, as specified below.

(INSTRUCTIONS:  Mark votes by placing an "x" in the appropriate [  ].)

1. ELECTION OF THREE DIRECTORS.

[  ] FOR MORITZ SELL (CLASS I)			[  ] WITHHOLD AUTHORITY

[  ] FOR ANDREW DAKOS (CLASS II)		[  ] WITHHOLD AUTHORITY

[  ] FOR THOMAS C. MAZARAKIS (CLASS III)	[  ] WITHHOLD AUTHORITY

2. TO RATIFY TAIT, WELLER & BAKER, LLP AS THE FUND'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017.

FOR [  ]			AGAINST [  ]			ABSTAIN [  ]

3. TO APPROVE AN AMENDMENT TO THE FUND'S CERTIFICATE OF INCORPORATION TO DECLASSIFY THE FUND'S BOARD OF DIRECTORS.

FOR [  ]			AGAINST [  ]			ABSTAIN [  ]

4. TO REQUEST A SELF-TENDER OFFER FOR ALL OUTSTANDING COMMON SHARES OF THE FUND AT OR CLOSE TO NET ASSET VALUE.

FOR [  ]			AGAINST [  ]			ABSTAIN [  ]

5. IF PROPOSAL 4 IS APPROVED, AND THE BOARD DOES NOT PROMPTLY IMPLEMENT IT, TO TERMINATE THE FUND'S INVESTMENT ADVISORY CONTRACTS.

FOR [  ]			AGAINST [  ]			ABSTAIN [  ]

6(A). TO APPROVE THE CONTINUATION OF AN AMENDMENT OF THE FUND'S BY-LAWS ESTABLISHING DIRECTOR QUALIFICATIONS,

FOR [  ]			AGAINST [  ]			ABSTAIN [  ]

6(B). TO APPROVE THE CONTINUATION OF AN AMENDMENT OF THE FUND'S BY-LAWS REQUIRING HOLDERS OF 75% OF OUTSTANDING SHARES TO AMEND THE BY-LAWS.

FOR [  ]			AGAINST [  ]			ABSTAIN [  ]

Please sign and date below. Your shares will be voted as directed. If no direction is made, this proxy will be voted FOR the election of the above nominees as Director, FOR Proposals 2, 3, 4, and 5, and AGAINST Proposals 6(A) and 6(B). The undersigned hereby acknowledges receipt of the proxy statement dated May 18, 2017 of Bulldog Investors and revokes any proxy previously executed.



Signature(s) _______________________  	Dated: _____________